ADDENDUM TO THE SPEIZMAN
                   YARN MACHINES AGREEMENT TO BE THE EXCLUSIVE
             DISTRIBUTOR FOR MARZOLI IN THE UNITED STATES AND CANADA

         (Original agreement signed and dated on or about July 15, 1998)


1. Speizman Industries, Inc./Speizman Yarn Equipment, Inc. (Speizman) will retain the exclusive right to sell all spare parts in the United States and Canada. Speizman will maintain the inventory reporting system so that consignment spare parts are segregated from new spare part purchases. Reports on spare part sales will be submitted monthly to Marzoli International, Inc. (Marzoli).

2. Speizman will assume the right to sell Marzoli and Vouk machines in the United States and Canada as the exclusive agent of Marzoli-Italy, Vouk-Italy and Marzoli International. Marzoli-Italy and Vouk-Italy will submit quotations for new machinery directly to the customer with a commission percentage included for Speizman Yarn Equipment. The commission percentage will be subject to negotiation with Speizman Yarn Equipment, Inc. on a case by case, i.e. quote by quote, customer by customer basis and shall be neither fixed nor guaranteed until the final selling price is negotiated with the customer. Sales will be received and recorded in the accounts of Marzoli International. Commission will be earned upon receipt of the signed sales orders and commissions will be paid to Speizman within 30 days after receipt of full payment from the customer and in no case will Speizman's commission be less than 3%.

3.       The following expenses will be paid for by Marzoli:

         o Rent of office/warehouse space at 100 Corporate Drive, Spartanburg, SC.

         o  Utilities and other operating costs of rental space.

         o Cost to administer the payroll and management of the facility either as payroll costs or contract costs.

         o Marzoli agrees to assume the lease at 100 Corporate Drive, Spartanburg, SC at the end of the distributorship contract.

4. Speizman will be responsible for the cost of salesmen and all related costs.

5. Speizman will be responsible for the cost of all personnel currently on the Speizman payroll and any other personnel added in the future.

6. An invoice will be issued once a month for services rendered by Marzoli. A base monthly amount of $31,000 will be due and payable to Marzoli no later than the 15th of the month. The base amount will be for technician services performed for that month and will be adjusted either up or down for the actual amounts incurred for the prior month.

7. Marzoli and Vouk agree to leave the price of their spare parts to Speizman unchanged until the end of the contract, barring any major devaluation of the lira or other economic catastrophe.

8. Marzoli agrees to assume booth rental costs of the ATME show in Greenville, SC (October 23-27, 2000). Marzoli will reimburse to Speizman $121,894 for deposits already paid and pay the remaining balance of $121,894.



Marzoli, spa                                   Speizman Industries, Inc.


/s/ Attilio Camozzi                            /s/ Robert S. Speizman
--------------------------                     -----------------------------
Attilio Camozzi, President                     Robert S. Speizman, President


Dated 6/9/99